Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 12th day of December, 2022.

BETWEEN:

INMED PHARMACEUTICALS INC., a corporation registered in the Province of British Columbia and having its principal place of business at 310-815 W. Hastings St., Vancouver, BC, V6C 1B4, Canada,

(the “Company”)

AND:	BRIO FINANCIAL GROUP, a corporation incorporated under the laws of USA, having an office address at 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807, USA,

(“Brio”)

AND:	JONATHAN TEGGE, a financial professional associated with Brio, with an address of 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807, USA.

(the “Consultant”)

(with Company, Brio and Consultant, jointly, the “Parties”).

WHEREAS:

A.	The Company is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids and wishes to retain the services of the Consultant;

B.	The Consultant has relevant experience as a senior financial leader and Interim Chief Financial Officer; and

C.	The Company wishes to retain the Consultant and the Consultant wishes to be retained to provide consulting advice to the Company with respect to the advancement of its Business and other related matters on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the Company and the Consultant agree as follows:

Section 1 - Interpretation

1.1	In and for the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, each of the following words, phrases and expressions will have the meanings ascribed to them below:

(a)	“Business” means all activities of the Company and its affiliates (as affiliate is defined in the Business Corporations Act (British Columbia));

(b)	“Company” includes any related or affiliated entity;

(c)	“Confidential Information” includes, but is not limited to, all information related to processes, formulae, research, development, financial and business information, trade secrets or other proprietary information in whatever form, concerning the past, present and planned future products, services, operations and marketing techniques and procedures of the Company, and further includes any information related to the past, present and prospective customers, suppliers, clients, distributors and employees of the Company, but does not include information which is in the public domain, without any fault or responsibility on the part of the Consultant.

(d)	“Effective Date” means the date this Agreement is fully executed.

(e)	“Material” includes all documentation, work-in-progress, reports and other materials the Consultant produces in the course of providing the Services;

(f)	“Services” includes various financial related matters, including being named as the Interim Chief Financial Officer of the Company, as agreed to between the parties from time to time and as further detailed in the financial services agreement between the Parties;

(g)	“Term” means the time period from the date of this Agreement until this Agreement is terminated in accordance with Section 6.

1.2	For the purposes of this Agreement, the singular of any term includes the plural, and vice versa, the use of any term is generally applicable to either gender and, where applicable, to a corporation, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

Section 2- Engagement

2.1	The Company retains and engages the Consultant to provide the Services in accordance with the terms and conditions of this Agreement and the Consultant agrees to accept such retainer.

2.2	The engagement of the Consultant under this Agreement will continue until such time as the Agreement is terminated in accordance with 6.

Section 3 - Services

3.1	During the Term, the Consultant will be available to provide the Services to the Company on a part-time basis, compatible with the Consultant’s schedule.

3.2	The Consultant will perform the Services in a competent and professional manner and fully in accordance with all policies of the Company and all applicable laws and regulations.

3.3	The Consultant will not subcontract out any portion of the Services and will perform the Services personally.

Section 4- Compensation

4.1	Service Fees. Under a separate agreement between the Company and Brio, financial terms have been set by which the Company pays Brio a monthly retainer (and, possibly, other agreed to fees), from which Brio will compensate the Consultant directly. The Consultant acknowledges and agrees that Brio shall be solely responsible for all compensation that may be owed to the Consultant under this Agreement, and that the Consultant shall not look to the Company nor seek to hold the Company responsible for payment of any compensation that may be owing or owed to the Consultant in connection with the Consultant’s performance of Services under the engagement between the Parties. Brio will indemnify and hold harmless the Company from any and all claims, demands, complaints, actions, damages, costs and expenses, including legal expenses on a solicitor-and-own-client basis, for any claims made by the Consultant for compensation from the Company under this Agreement in relation to the performance of the Consultant’s obligations under this Agreement or the engagement between the Parties, except as expressly contemplated herein.

4.2	Expenses. Subject to the following provisions:

(a)	Compliance with Company Policies. Subject to compliance by the Consultant with the Company’s expense and travel policies as may be in effect from time to time; and

(b)	Expense Reports. Provided that the Consultant provides the Company with written expense accounts including receipts;

the Company shall reimburse the Consultant for all reasonable expenses incurred in the performance of this Agreement.

4.3	Options. The Company agrees to issue to options to Brio and Consultant upon execution of this Agreement as follows:

(a)	Brio shall receive an option to purchase 1,400 common shares of Company at a purchase price not less than fair market value on the date of issuance (date to be determined in conjunction with the annual options pricing/issuance for employees and Directors; currently anticipated in December 2022) (the “Brio Options”). The Brio Options will vest 100% upon issuance and will expire 5 years from issuance date, or otherwise as per the Company Stock Option Plan upon the termination of the agreement between the Company and Brio; and

(b)	The Consultant shall receive an option to purchase 1,400 common shares of Company at a purchase price not less than fair market value on the date of issuance (date to be determined in conjunction with the annual options pricing/issuance for employees and Directors; currently anticipated in December 2022) (the “Consultant Options”). The Consultant Options will vest 1/12 per month over a 12-month period from issuance and will expire 5 years from issuance date, or otherwise as per the Company Stock Option Plan upon the termination of the agreement between the Company and Consultant.

Section 5– Debarment

5.1	The Consultant certifies that he is not under investigation by the United States Food and Drug Administration (the “FDA”) for debarment action and has not been debarred under and that he will not use in any capacity the services of any person or entity that is under investigation for debarment action under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.) or has been so debarred, or who is otherwise restricted or disqualified from performing services relating to clinical trials, to perform any Services under this Agreement. If, during the course of this Agreement, the Consultant becomes aware that the Consultant is under investigation by the FDA or any health regulatory authority for debarment action or is debarred, or otherwise restricted or disqualified;

(a)	the Consultant shall promptly inform the Company of such event and, upon the Company’s request, will assist the Company in conducting an inquiry or audit regarding the Services performed by the Consultant for the Company; and

(b)	the Company may in its sole discretion elect to terminate this Agreement with immediate effect for material breach, without any prior notice or payment in lieu of notice to the Consultant.

Section 6 – Termination

6.1	The following terms and conditions apply to a termination of the engagement of the Consultant pursuant to this Agreement:

(a)	either party may terminate this Agreement for convenience at any time upon seven (7) days’ written notice to the other party; or

(b)	either party may terminate this Agreement without notice or any payment in lieu of notice in the event of a material breach by the other party of any term of this Agreement.

Section 7 – Confidentiality, Ownership of Material and Assignment of Intellectual Property Rights

7.1	The Consultant is required to review and sign a Confidentiality and Assignment of Inventions Agreement between the Company and the Consultant attached to this Agreement and dated as of the Effective Date.

Section 8- Non-Exclusive Services

8.1	The Company acknowledges and agrees that the Consultant is providing Services to the Company during the Term of this Agreement on a non-exclusive basis. The Company acknowledges that the Consultant may provide services to other companies and that some of these engagements may be in conflict with the business of the Company.

Section 9 – Relationship between the Parties

9.1	This Agreement does not constitute or create an employment, employment-like, agency, partnership or joint venture relationship between the Consultant and the Company.

9.2	The Consultant agrees and acknowledges that the Consultant does not have the authority to enter into contracts on behalf of the Company, nor to legally bind the Company in any way, except with the prior written consent of the Company.

9.3	In the performance of the engagement contemplated by this Agreement, the Consultant acknowledges and agrees they are an independent contractor. The Consultant agrees and acknowledges that they are not a dependent contractor, as that term is understood under the common law. The Consultant represents that they understand the distinction, or has been afforded the opportunity to inform themself of the distinction by engaging legal counsel, between an independent contractor on one hand and an employee or dependent contractor on the other hand. In understanding this difference, the Consultant agrees that they are not entitled to any additional notice or termination, pay in lieu of notice of termination, or a combination of either beyond what is expressly provided in this Agreement.

9.4	The Consultant and Brio will be wholly responsible for all taxes and other fees levied on the fees and services under this Agreement. Without limitation, the Consultant and Brio will make, and will indemnify the Company for, all statutory contributions and remittances, including, without limitations, federal and provincial sales tax, any taxes pursuant to the Income Tax Act, employment insurance, pension, workers’ compensation, other similar levies, and all fines and penalties levied for failure to make payment.

Section 10- General Provisions

10.1	Severability. Each provision of this Agreement constitutes a separate and distinct obligation and if any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it will be deemed not to affect or impair the validity of any other obligation or provision.

10.2	Entire Agreement. The terms and conditions contained within this Agreement (including the Appendices), in combination with the Engagement Letter by and between the Company and Brio, constitute the entire agreement between the Parties hereto.

10.3	Succession. This Agreement will enure to the benefit of and be binding upon each of the Company and the Consultant and their respective successors and assigns, and may not be assigned or transferred by either party except with the prior written consent of the other party.

10.4	Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery, by mail if sent certified, postage prepaid, with return receipt requested or by email upon acknowledgment of receipt. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Mailed notice will be effective upon delivery. If emailed to the Consultant, at jtegge@briofinancial.com; if mailed to Brio, at dbrioned@briofinancial.com; and if emailed to the Company at eadams@inmedpharma.com.

10.5	Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

10.6	Survival. Notwithstanding the expiration or early termination of this Agreement, Sections 1.1, 1.2, 5, 6, 7, 9.3, 9.4, this Section 10 and Appendix A shall survive any termination of this Agreement.

10.7	Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

10.8	Independent Legal Advice. The Consultant specifically confirms that the Consultant has been provided with the opportunity to retain independent legal advice prior to entering into this Agreement.

(The Remainder of the Page has been Intentionally Left Blank.)

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

INMED PHARMACEUTICALS, INC.

Eric A. Adams,
Chief Executive Officer

Date:

BRIO FINANCIAL GROUP

David Briones,

Date:

Jonathan Tegge
Consultant

Date:

APPENDIX A

CONFIDENTIALITY
AND ASSIGNMENT OF INVENTIONS AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference the 12th day of December, 2022 (the “Effective Date”).

BETWEEN:

INMED PHARMACEUTICALS INC., a company incorporated under the laws of British Columbia (the “Company”), with offices at Suite 310, 815 W. Hastings Street, Vancouver, B.C. V6C 1B4, Canada,

AND:

JONATHAN TEGGE, a financial professional associated with Brio, with an address of 100 Somerset Corporate Blvd., 2nd Floor, Bridgewater, New Jersey 08807, USA (the “Consultant”)

WHEREAS:

A.  The Company is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids;

B.  In connection with the engagement of Brio Financial Group, and the secondment of the Consultant to the Company, the parties desire to establish the terms and conditions under which the Consultant will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by the Consultant over the course of the Consultant’s work with the Company, as set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the engagement of the Consultant by the Company and the payment by the Company to the Consultant of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement:

(a)	“Affiliate” means, in respect of the Company, a company or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For the purposes of this definition, “control” means direct or indirect beneficial ownership of a greater than 50% interest in the income of such company or entity or such other relationship as, in fact, constitutes actual control.

(b)	“Business” or “Business of the Company” means: researching, developing, commercializing, producing and marketing novel, cannabinoid-based therapies and other commercial products; or any other area in which the Company has an active research and development program on the date the Consultant’s engagement with the Company terminates and in connection with which the Consultant directly provided service or had direct supervisory responsibilities.

(c)	“Confidential Information” shall mean all information, knowledge, or data, whether in written, oral, electronic or other form, relating to the Business of the Company, whether or not conceived, originated, discovered or developed in whole or in part by the Consultant, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company or its Affiliates derive economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company or its Affiliates otherwise have a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)	all proprietary information licensed to, acquired, used or developed by the Company and its Affiliates in its research and development activities (including but not restricted to the research and development of cannabinoid drugs and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Business of the Company, and to all other aspects of the structure, personnel and operations of the Company and its Affiliates, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company or its Affiliates by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Business of the Company, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licences, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company or its Affiliates, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided to the Company or its Affiliates by their agents, consultants, lawyers, contractors, licensors or licensees and relating to the Business of the Company; and

(viii)	all information relating to the Consultant’s compensation and benefits except that the Consultant shall be entitled to disclose such information to the Consultant’s bankers, advisors, agents, consultants and other third parties who have a duty of confidence to him and who have a need to know such information in order to provide advice, products or services to him.

(ix)	All Work Product shall be deemed to be the Company’s Confidential Information.

(d)	“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary rights or interests, recognized currently or in future, in and to any Inventions, including, without limitation, rights and interests in and to the following:

(i)	knowledge, know-how and its embodiments, including trade secret information;

(ii)	patents in inventions, and all applications therefor;

(iii)	copyrights in artistic, literary, dramatic, musical, and neighbouring works, copyrightable works of authorship including technical descriptions for products, user guides, illustrations, advertising materials, computer programs, source code and object code, and all applications therefor;

(iv)	trademarks, service marks, tradenames, business names and domain names and all applications therefor;

(v)	industrial designs and all other industrial or intellectual property and all applications therefor; and

(vi)	all goodwill connected with the foregoing.

(e)	“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas, writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(f)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Consultant may make or conceive, alone or jointly with others, during the Consultant’s involvement in any capacity with the Company, whether during or outside the Consultant’s regular working hours, except those Inventions made or conceived by the Consultant entirely on the Consultant’s own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through the Consultant’s involvement in any capacity with the Company.

2.	CONFIDENTIALITY

2.1	Prior Business Confidential Information. The Consultant represents and warrants to the Company that the Consultant has not brought or used, and the Consultant covenants and agrees that the Consultant will not use or bring to the Company any confidential information of any kind whatsoever of any prior party (the “Prior Business”) with whom the Consultant was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a partner in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the “Prior Involvement”). The Company and the Consultant acknowledge and agree that the Company is not engaging the Consultant to obtain confidential information relating to any Prior Involvement and the Consultant acknowledges that the Company has advised the Consultant to comply with any and all legal obligations the Consultant may have to such Prior Business. The Consultant covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result of any breach by the Consultant of the Consultant’s obligations to such Prior Business in that regard.

2.2	Basic Obligation of Confidentiality. The Consultant hereby acknowledges and agrees that in the course of the Consultant’s involvement with the Company, the Company may disclose to the Consultant may otherwise have access or be exposed to Confidential Information. The Company hereby agrees to provide such access to the Consultant and the Consultant hereby agrees to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as otherwise set out in this Agreement, the Consultant will keep strictly confidential all Confidential Information and all other information belonging to the Company that the Consultant acquires, observes or is informed of, directly or indirectly, in connection with the Consultant’s involvement, in any capacity, with the Company both during and after the term of the Consultant’s engagement in any capacity with the Company.

2.3	Non-disclosure. Except with the prior written consent of the Company, the Consultant will not at any time, either during or after the Consultant involvement in any capacity with the Company;

(a)	use or copy any Confidential Information or recollections thereof for any purpose other than the performance of the Consultant’s duties for the benefit of the Company and its Affiliates;

(b)	publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company and its Affiliates who have a need to know such Confidential Information in the performance of their duties for the Company or its Affiliates; or

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

2.4	Taking Precautions. The Consultant will take all reasonable precautions necessary or prudent to prevent material in the Consultant’s possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.5	The Company’s Ownership of Confidential Information. As between the Consultant and the Company, the Company shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Consultant.

2.6	Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Consultant containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of the Consultant’s responsibilities to or for the benefit of the Company or its Affiliates, together with all copies thereof (in whatever medium recorded), shall belong to the Company, and the Consultant will promptly turn over to the Company’s possession every original and copy of any and all such items in the Consultant’s possession or control upon request by the Company except the Consultant may retain one copy of such Confidential Information in its legal archives for the sole purpose of determining and meeting its obligations under this Agreement.. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Consultant will provide reasonable evidence that such materials have been destroyed, purged or erased.

2.7	Purpose of Use. The Consultant agrees that the Consultant will use Confidential Information only for purposes authorized or directed by the Company.

2.8	Exemptions. The obligations of confidentiality set out in this Article 2 will not apply to any of the following:

(a)	information that is already known to the Consultant, though not due to a prior disclosure by the Company or its Affiliates or by a person who obtained knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(b)	information disclosed to the Consultant by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(c)	information that is developed by the Consultant independently of Confidential Information received from the Company or its Affiliates and such independent development can be documented by the Consultant;

(d)	other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of the Consultant; and

(f)	information required by operation of law, court order or government agency to be disclosed, provided that:

(i)	in the event that the Consultant is required to disclose such information or material, upon becoming aware of the obligation to disclose, the Consultant will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give the Consultant written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Consultant will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1	Notice of Invention. The Consultant agrees to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of the Consultant’s involvement, in any capacity, with the Company and from which there is a reasonable basis to believe that Intellectual Property may be derived therefrom, whether or not developed before or after execution of this Agreement. On the Consultant’s ceasing to be engaged by the Company for any reason whatsoever, the Consultant will immediately deliver up to the Company all Work Product.

3.2	Assignment of Rights. Subject only to the exceptions set out in Attachment 1 attached to this Agreement, the Consultant will assign, and does hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of the Consultant’s right, title and interest in and to all Work Product, including all Intellectual Property rights therein. To the extent that the Consultant retains or acquires legal title to any such Intellectual Property rights and interests, the Consultant hereby declares and confirms that such legal title is and will be held by him only as trustee and agent for the Company or the Company’s designee. The Consultant agrees that the Company’s rights hereunder shall attach to all Intellectual Property rights in the Consultant’s Work Product, notwithstanding that it may be perfected or reduced to specific form after the Consultant has terminated the Consultant’s relationship with the Company. The Consultant further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3	Moral Rights. Without limiting the foregoing, the Consultant hereby irrevocably waives any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that the Consultant may have with respect to all Work Product, and agrees never to assert any moral rights which the Consultant may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Consultant further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

3.4	Goodwill. The Consultant hereby agrees that all goodwill the Consultant has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between the Consultant and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

3.5	Assistance. The Consultant hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(a)	making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(b)	making applications for all other forms of Intellectual Property registration relating to all Work Product;

(c)	prosecuting and maintaining the patent applications and other Intellectual Property relating to all Work Product; and

(d)	registering, maintaining and enforcing the patents and other Intellectual Property registrations relating to all Work Product.

If the Company is unable for any reason to secure the Consultant’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact, to act for and in the Consultant’s behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by him.

3.6	Assistance with Proceedings. The Consultant further agrees to reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to Intellectual Property or applications for registration thereof.

3.7	Commercialization. The Consultant understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

3.8	Prior Business Intellectual Property. The Consultant represents and warrants to the Company that the Consultant has not brought or used, and the Consultant covenants and agrees that the Consultant will not use or bring to the Company any Intellectual Property of any kind whatsoever of any Prior Business with whom the Consultant had a Prior Involvement or any Intellectual Property directly owned by the Consultant. The Company and the Consultant acknowledge and agree that the Company is not employing the Consultant to obtain Intellectual Property relating to any Prior Involvement and the Consultant acknowledges that the Company has advised the Consultant to comply with any legal obligations the Consultant may have to such Prior Business. The Consultant covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result of any breach by the Consultant of the Consultant’s obligations to such Prior Business in that regard.

3.9	Prior Inventions. In order to have them excluded from this Agreement, the Consultant has set forth on Attachment 1 attached to this Agreement a complete list of all Inventions for which a patent application has not yet been filed that the Consultant has, alone or jointly with others, conceived, developed or reduced to practice prior to the execution of this Agreement to which the Consultant has any right, title or interest, and which relate to the Business of the Company. If such list is blank or no such list is attached, the Consultant represents and warrants that there are no such prior Inventions.

4.	General

4.1	Term. Subject to Section 4.10, the term of this Agreement is from the Effective Date and terminates on the date that the Consultant is no longer engaged by the Company in any capacity.

4.2	No Conflicting Obligations. The Consultant hereby represents and warrants that the Consultant has no agreements with or obligations to any other person with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement, except as disclosed in Attachment 1 attached to this Agreement.

4.3	Publicity. The Consultant shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

4.4	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.5	Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with receipt confirmed in writing) to the parties at the addresses on page 1 of this Agreement. Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

4.6	Equitable Remedies. The Consultant understands and acknowledges that if the Consultant breaches any of the Consultant’s obligations under this Agreement, that breach may give rise to irreparable injury to the Company for which damages are an inadequate remedy. In the event of any such breach by the Consultant, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.7	Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

4.8	Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

4.9	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

4.10	Survival. Notwithstanding the expiration or early termination of this Agreement, the provisions of Article 1, Article 2 (including the obligations of confidentiality and to return Confidential Information, which shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information), Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.8 and Article 4 shall survive any expiration or early termination of this Agreement.

4.11	Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Consultant or it will have no effect and will be void.

4.12	Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia, Canada, and the parties irrevocably attorn to the jurisdiction of the courts of British Columbia to resolve any disputes arising out of or in relation to this Agreement.

4.13	Independent Legal Advice. The Consultant agrees that the Consultant has obtained, or has had an opportunity to obtain, independent legal advice in connection with this Agreement, and further acknowledge that the Consultant has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

CONSULTANT

By:		Date:
Jonathan Tegge, Consultant

INMED PHARMACEUTICALS INC.

Per:		Date:
Eric A. Adams
Chief Executive Officer